As filed with the United States Securities and Exchange Commission on July 29, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Actelis Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3669	52-2160309
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Actelis Networks, Inc.
4039 Clipper Court
Fremont, CA 94538
(510) 545-1045

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tuvia Barlev
Chief Executive Officer and Chairman of the Board of Directors
Actelis Networks, Inc.
4039 Clipper Court
Fremont, CA 94538
(510) 545-1045
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Eyal Peled, Esq.
Greenberg Traurig LLP
One Vanderbilt Avenue,
New York, New York 10017
Phone: (212) 801-9210
Fax: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JULY 29, 2024

Actelis Networks, Inc.

2,069,317 Shares of Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus, or the selling stockholders, of up to 2,069,317 shares of our common stock, par value $0.0001 per share, issuable upon the exercise of warrants, as further described below under “Prospectus Summary — Recent Developments — July 2024 Warrant Inducement.”

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by any of the selling stockholders, however, we will receive proceeds from the exercise of any Warrants for cash.

The selling stockholders or its transferees, pledgees, assignees, or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 15 for more information about how a selling stockholder may sell or dispose of the shares of Common Stock.

Our common stock is traded on the Nasdaq Capital Market under the symbol “ASNS.” On July 26, 2024, the closing price of our common stock on the Nasdaq Capital Market was $1.58 per share.

Investing in our securities involves a high degree of risk. You should read this prospectus supplement and the accompanying prospectus as well as the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our Common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “our company,” and the “Company” to refer to Actelis Networks, Inc.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act”). We have tried, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” “plan,” “predict,” “seek,” “should,” “would,” “could,” “potential,” “ongoing,” and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. Forward-looking statements contained herein include, but are not limited to, statements about:

●	our history of losses and need for additional capital to fund our operations and our ability to obtain additional capital on acceptable terms, or at all;

●	our ability to protect our intellectual property and continue to innovate;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

●	the accuracy of our estimates regarding expenses, future revenues, and capital requirements;

●	the success of competing products or technologies that are or may become available;

●	our ability to grow the business due to the uncertainty resulting from the COVID-19 pandemic or any future pandemic;

●	our ability to comply with complex and increasing regulations by governmental authorities;

●	our ability to regain and maintain compliance with continued listing requirements of the Nasdaq Capital Market;

●	our ability to continue as a going concern;

●	statements as to the impact of the political and security situations in Israel on our business, including due to the number of armed conflicts between Israel and Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon);

●	our public securities’ potential liquidity and trading; and

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements herein may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors,” Use of Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere herein or by incorporation by reference. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

On April 19, 2023, we effected a reverse stock split of our shares of common stock at the ratio of 1-for-10. Unless indicated otherwise by the context, all common stock, option, warrant and per share amounts, as well as share prices appearing in this prospectus have been adjusted to give retroactive effect to the stock split for all periods presented.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Actelis Networks, Inc. See “Cautionary Note Regarding Forward-Looking Statements” on page iii.

Actelis Networks, Inc. (“we”, “the Company”, “Actelis”, “us”, “our”) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, intelligent traffic systems (“ITS”), military, utility, rail, telecom and campus applications. Our unique portfolio of hybrid fiber, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment.

Our networking solutions use a combination of newly deployed fiber infrastructure and existing copper and coaxial lines which our patented technology can upgrade to Fiber-grade to jointly create what we believe to be a highly cost-effective, secure, and quick-to-deploy network. Our patent protected hybrid fiber networking solutions deliver excellent communication over fiber to locations that may be easy to reach with new fiber. However, for locations that are difficult, or too costly to reach with fiber, we can upgrade existing copper lines to deliver cyber-hardened, high-speed connectivity without needing to replace the existing copper infrastructure with new fiber. We believe that such hybrid fiber copper networking solution has distinct advantages in most real-life installations, while providing significant budget savings and accelerating deployment of modern IoT networks, as based on our experience, most IoT projects have challenging, hard to reach with fiber locations which may explode such projects’ timeline and budgets. We believe that our solutions can provide connectivity over either fiber or copper with speeds of up to multi-Gigabit communication, while supporting Fiber-grade reliability and quality.

A primary focus of ours is to provide our customers with a cyber-secure network solution. We currently offer Triple-Shield protection of data delivered with coding, scrambling and encryption of the network traffic. We also provide secure, encrypted access to our network management software, and are working to further enhance system-level and device-level software protection. We are also working to introduce additional capabilities for network-wide cyber protection software as an additional SW and license-based services.

When high speed, long reach, reliable and secure connectivity is required, network operators usually resort to using wireline communication over physical communication lines such as fiber, coax, and copper, rather than wireless communication that is more limited in performance, reliability, reach and security. However, new fiber wireline infrastructure is costly to deploy, involves lengthy civil works to install, and, based on our internal calculations, often accounts for more than 50% of total cost of ownership (ToC) and time to deploy wide-area IoT projects.

Providing new fiber connectivity to hard-to-reach locations is especially costly and time-consuming, often requiring permits for boring, trenching, and right-of-way, sometimes done over many miles. Connecting such hard-to-reach locations may cause significant delays and budget overruns in IoT projects. Our solutions aim to solve these challenges by instantly enhancing performance of such existing copper and coax infrastructure to fiber-grade performance, through the use of advanced signal processing and unique, patented network architecture, without the need to run new fiber to hard-to-reach locations; thus, effectively accelerating deployment of many IoT projects, as we estimate, sometimes from many months to only days. The result for the network owner is a hybrid network that optimizes the use of both new Fiber (where available) as well as upgraded, fiber-grade copper and coax that is now modernized, digitized and cyber-hardened. This unique hybrid network approach is making IoT projects often significantly more affordable, fast to deploy and predictable to plan and budget.

In addition, our solutions can also provide power over existing copper and coax lines to remotely power up network elements and IoT components connected to them (like cameras, small cell and Wi-Fi base stations sensors etc.). Connecting power lines to millions of IoT locations can be costly and very time consuming as well (similar to data connectivity, for the same reason — need for civil works). By offering the ability to combine power delivery over the same existing copper and coax lines that we use for high-speed data, we believe our solutions are solving yet another important challenge in connecting hard-to-reach locations. We believe that combining communication and power over the same existing lines is particularly important to help connect many fifth generation, or 5G, small cells and Wi-Fi base stations, as high cost of connectivity and power is often slowing their deployment.

Since our inception, our business has been focused on serving telecommunication service providers, also known as Telcos, to provide connectivity for enterprises and residential customers. Our products and solutions have been deployed with more than 100 telecommunication service providers worldwide, in enterprise, residential and mobile base station connectivity applications. In recent years, as we have further developed our technology and introduced additional products, we turned our focus on serving the wide-area IoT markets. Our operations are focused on our fast-growing IoT business, while maintaining our commitment to our existing Telco customers. In 2023, we introduced new product offerings, some of which could serve both the IoT markets and our Telco customers.

Recent Developments

June 2024 Warrant Inducement

On June 5, 2024, we entered into an inducement agreement with a certain holder of certain of our existing warrants to purchase up to an aggregate of 999,670 shares of our common stock originally issued on May 8, 2023, with a five and one-half year term, at an exercise price of $2.75 per share (the “May 2023 Warrants”).

Pursuant to the inducement agreement, the holder agreed to exercise for cash its May 2023 Warrants to purchase an aggregate of 999,670 shares of our common stock at an exercise price of $2.75 per share, in consideration of our agreement to issue new common stock purchase warrants (the “June 2024 Warrants”), as described below, to purchase up to an aggregate of 1,999,340 shares of our common stock, at an exercise price of $2.00 per share.

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as our exclusive placement agent in connection with the June 2024 Warrant Inducement. In connection with the June 2024 Warrant Inducement, we issued to certain designees of the Placement Agent warrants (the “June 2024 Placement Agent Warrants”) to purchase up to 69,977 shares of common stock (representing 7.0% of the Existing Warrants being exercised), which have the same terms as the June 2024 Warrants, except that the Placement Agent Warrants have an exercise price equal to $3.4375 per share (125% of the exercise price of the May 2023 Warrants). The June 2024 Warrants were immediately exercisable from the date of issuance, until five and one-half year anniversary of such date for 999,670 of the June 2024 Warrants, and until twenty four months anniversary of such date for the remaining 999,670 of the June 2024 Warrants. The Placement Agent Warrants are immediately exercisable from the date of issuance, until the five and one-half year anniversary of such date.

The closing of the June 2024 Warrant Inducement occurred on June 6, 2024.

July 2024 Warrant Inducement

On June 30, 2024, we entered into an inducement letter with a holder of our June 2024 Warrants, to purchase up to an aggregate of 999,670 shares of the June 2024 Warrants, originally issued on June 6, 2024, with a twenty-four month term, at an exercise price of $2.00 per share.

Pursuant to the inducement letter, the holder agreed to exercise for cash its warrants to purchase an aggregate of 999,670 shares of our common stock at an exercise price of $2.00 per share, in consideration of our agreement to issue new common stock purchase warrants (the “July 2024 Warrants”), as descried below, to purchase up to an aggregate of 1,999,340 shares of our common stock (the “July 2024 Warrant Shares”), at an exercise price of $1.75 per share.

We engaged the Placement Agent to act as our exclusive placement agent in connection with the July 2024 Warrant Inducement. In connection with the July 2024 Warrant Inducement, we issued to certain designees of the Placement Agent warrants (the “July 2024 Placement Agent Warrants”) to purchase up to 69,977 shares of common stock (representing 7.0% of the Existing Warrants being exercised), which have the same terms as the July 2024 Warrants, except that the Placement Agent Warrants have an exercise price equal to $2.50 per share (125% of the exercise price of the June 2024 Warrants). The July 2024 Warrants were immediately exercisable from the date of issuance, until twenty four months anniversary of such date. The July 2024 Placement Agent Warrants are immediately exercisable from the date of issuance, until the five and one-half year anniversary of such date.

The closing of the July 2024 Warrant Inducement occurred on July 2, 2024. We also agreed to file this registration statement, providing for the resale of the New Warrant Shares issued or issuable upon the exercise of the New Warrants (the “Resale Registration Statement”) as soon as practicable after the Closing Date (and in any event within thirty (30) calendar days of the date of the Inducement Letter), and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within sixty (60) calendar days following the date of the Inducement Letter (or within ninety (90) calendar days following the date of the Inducement Letter in case of “full review” of the Resale Registration Statement by the SEC) and to keep the Resale Registration Statement effective at all times until no holder of the July 2024 Warrants owns any July 2024 Warrants or July 2024 Warrant Shares.

Nasdaq Listing Compliance

On August 25, 2023, we received a notification letter from the Listing Qualifications Staff (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1) due to our failure to maintain a minimum of $2,500,000 in shareholders’ equity (the “Minimum Shareholders’ Equity Requirement”) or any alternatives to such requirement. In order to maintain our listing on the Nasdaq Capital Market, we submitted a plan of compliance addressing how we intended to regain compliance.

On March 27, 2024, we received a delist determination letter from Nasdaq advising us that the Staff had determined to delist our securities from Nasdaq due to non-compliance with the Minimum Shareholders’ Equity Requirement, unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). We timely requested a hearing before the Panel. On June 10, 2024, the Panel granted our request for continued listing subject to us evidencing compliance with the Equity Rule by August 30, 2024. There can be no assurance that we will be able to timely demonstrate such compliance with the Equity Rule.

In addition, on May 20, 2024, the Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it was not in compliance with the minimum bid price requirements set forth in Nasdaq Listing Rule 5550(a)(2), which requires the Company’s common stock to maintain a minimum bid price of $1.00 per share. On June 20, 2024, the Company received a letter from Nasdaq that, for the 10 consecutive business days from June 5, 2024 to June 28, 2024, the closing bid price of the Company’s common stock had been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) and Nasdaq considers the prior bid price deficiency matter now closed.

THE OFFERING

Shares of common stock currently outstanding	6,016,326 shares of common stock.

Securities offered by the selling stockholders	Up to 2,069,317 shares of the Company’s common stock, par value $0.0001 per share, consisting of: (i) 1,999,340 shares of our common stock issuable upon the exercise of the July 2024 Warrants, and (ii) 69,977 shares of our common stock issuable upon the exercise of the July 2024 Placement Agent Warrants.

Shares of common stock to be outstanding assuming exercise of the warrants	8,085,643 shares of common stock.

Selling Stockholders	All of the shares of our common stock are being offered by the selling stockholders. See “Selling Stockholder” on page 7 of this prospectus for more information on the selling stockholders.

Plan of Distribution	The selling stockholders will determine when and how they will sell the common stock covered by this prospectus. See the “Plan of Distribution” section of this prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the selling stockholders do not exercise their warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our securities.

Listings	Our common stock is listed on the Nasdaq Capital Market under the symbol “ASNS”.

Unless otherwise indicated, all information in this prospectus (i) assumes no exercise of the outstanding warrants described above, and (ii) gives retroactive effect to the 1-for-10 reverse stock split effected on April 19, 2023.

Corporate Information

We were incorporated in Delaware in 1998. We completed our initial public offering on May 17, 2022 and our common stock is currently listed on the Nasdaq Global Select Market under the symbol “ASNS.” Our principal executive offices are located at 4039 Clipper Court, Fremont, CA 94538, and our telephone number is (510)-545-1040. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which supplement or augment the risk factors set forth in our Annual Report on Form 10-K. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Sales of substantial amounts of our Common Stock by a selling stockholder, or the perception that these sales could occur, could adversely affect the price of our Common Stock.

The sale by the selling stockholders of a significant number of shares of Common Stock could have a material adverse effect on the market price of our Common Stock. In addition, the perception in the public markets that the selling stockholder may sell all or a portion of its shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares of Common Stock for sale will have on the market price of our Common Stock.

USE OF PROCEEDS

We are not selling any Common Stock under this Prospectus and we will not receive any proceeds from the sale of the Common Stock by the selling stockholders. All net proceeds from the sale of the Common Stock covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their Common Stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the warrants to the extent that these warrants are exercised for cash by the selling stockholders. Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the warrants mentioned above were exercised for cash in full, the gross proceeds would be approximately $3.7 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes. Pending such uses, we intend to invest the net proceeds in bank deposits. We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issuable upon exercise of the July 2024 Warrants and July 2024 Placement Agent Warrants previously issued in connection with the Warrant Inducement. For additional information regarding the issuance of those shares of common stock and warrants, see “Prospectus Summary — Recent Developments — Warrant Inducement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Other than with respect to the Placement Agent, which acted as our placement agent in the July 2024 Warrant Inducement, the June 2024 Warrant Inducement, and in each of our December 2023 and May 2023 financings, except for the ownership of the warrants issued to the Placement Agent, and the shares of common stock issued and issuable pursuant to prior financings, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number the shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, including shares underlying the July 2024 Warrants or Placement Agent Warrants, as of July 20, 2024, assuming exercise of the July 2024 Warrants or the July 2024 Placement Agent Warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of the shares of common stock being offered in this prospectus by the selling stockholders. The fourth and fifth columns list the amount of the shares of common stock owned after the offering, by number of the shares of common stock and percentage of outstanding the shares of common stock (assuming for the purpose of such percentage, 6,016,326 shares outstanding as of July 20, 2024) assuming in both cases the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the July 2024 Warrants and the July 2024 Placement Agent Warrants issued in the July 2024 Warrant Inducement, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock not yet issuable upon exercise of the warrants and placement agent warrants which have not been exercised. The number of shares does not reflect this limitation. The selling stockholders may sell all, some or none of their shares of common stock or July 2024 Warrants or the July 2024 Placement Agent Warrants in this offering. See “Plan of Distribution.”

Name of selling stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Shares Beneficially Owned After Offering
					Number		Percentage
Armistice Capital, LLC(1)	4,542,197	(2)	1,999,340	(3)	-	(4)	*
Michael Vasinkevich(5)	189,208	(6)	44,872	(7)	144,336	(8)	*
Noam Rubinstein(5)	92,946	(9)	22,043	(10)	70,903	(11)	*
Craig Schwabe(5)	9,956	(12)	2,362	(13)	7,597	(14)	*
Charles Worthman(5)	2,951	(15)	700	(16)	2,251	(17)	*

*	Denotes less than 1%.

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”),and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Consists of (i)1,271,187 shares of common stock issuable upon the exercise of warrants issued in December 2023, (ii) 999,670 shares of common stock issuable upon the exercise of the June 2024 Warrants issued in connection with the June 2024 Warrant Inducement; and (iii) 1,999,340 shares of common stock issuable upon exercise of the July 2024 Warrants issued in connection with the July 2024 Warrant Inducement. All of these warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restrict the Master Fund from exercising that portion of the warrants that would result in the Master Fund and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(3)	Consists of 1,999,340 shares of common stock issuable upon the exercise of the July 2024 Warrants issued in connection with the July 2024 Warrant Inducement.

(4)	Does not include (i) 1,271,187 shares of common stock issuable upon the exercise of warrants issued in December 2023, and (ii) 999,670 shares of common stock issuable upon the exercise of the June 2024 Warrants issued in connection with the June 2024 Warrant Inducement. All of these warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restrict the Master Fund from exercising that portion of the warrants that would result in the Master Fund and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation.

(5)	Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants, which were received as compensation. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)	Consists of (i) 42,404 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 57,060 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, (iii) 44,872 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement, and (iv) 44,872 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(7)	Consists of 44,872 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(8)	Consists of (i) 42,404 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 57,060 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement; and (iii) 44,872 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement.

(9)	Consists of (i) 20,830 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 28,030 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, (iii) 22,043 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement, and (iv) 22,043 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(10)	Consists of 22,043 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(11)	Consists of (i) 20,830 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 28,030 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, and (iii) 22,043 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement.

(12)	Consists of (i) 2,232 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 3,003 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, and (iii) 2,362 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement, and (iv) 2,362 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(13)	Consists of 2,362 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(14)	Consists of (i) 2,232 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 3,003 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, and (iii) 2,362 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement.

(15)	Consists of (i) 661 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 890 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, (iii) 700 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement, and (iv) 700 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement

(16)	Consists of 700 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the July 2024 Warrant Inducement.

(17)	Consists of (i) 661 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the May 2023 Private Placement, (ii) 890 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the December 2023 Private Placement, and (iv) 700 shares of common stock issuable upon exercise of Placement Agent Warrants issued in connection with the June 2024 Warrant Inducement.

DESCRIPTION OF OFFERED SECURITIES

The following description is intended as a summary of our Charter and our Bylaws, each of which will become effective prior to the effectiveness of the registration statement of which this prospectus forms a part, and which will be filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our Charter and Bylaws.

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. This prospectus provides you with a general description of the common stock the selling stockholders may offer.

Authorized Capital Stock

Our Charter authorizes us to issue up to 42,803,774 shares consisting of 30,000,000 shares of common stock with a par value of US$0.0001 per share, 2,803,774 shares of non-voting common stock with a par value of US$0.0001 per share and 10,000,000 shares of preferred stock with a par value of US$0.0001 per share. As of July 24, 2024, there were 52 holders of record of our common stock.

Common Stock

The shares of our common stock have the following rights, preferences and privileges:

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividend Rights

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other Rights and Preferences

Upon the closing of this offering, holders of our common stock will have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future. Upon the closing of this offering, shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Fully paid and nonassessable

All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and nonassessable.

Preferred stock

We are authorized to issue up to 10,000,000 shares of preferred stock. Our Charter authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, no shares of preferred stock will be outstanding.

Charter and Bylaw Provisions

Charter and Bylaw Provisions

Our Charter and our Bylaws to be effective upon the closing of this offering, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our management team, including the following:

●	Board of Directors vacancies. Our Charter to be effective upon the closing of this offering, provides that vacancies on the board of directors may be filled only by the affirmative vote of a majority of the directors then in office, irrespective of whether there is a quorum, or by a sole remaining director. Additionally, the number of directors to serve on our board of directors is fixed solely and exclusively by resolution duly adopted by our board of directors. This would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Classified Board of Directors. In accordance with our Charter, as it will be in effect following the effectiveness of the registration statement of which this prospectus forms a part, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes. We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

●	Special Meetings of Stockholders. Our Bylaws to be effective upon the closing of this offering, provides that special meetings of our stockholders may be called by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Our Charter does not provide for cumulative voting.

●	Amendment of Charter and Bylaw Provisions. Any amendment of our Charter requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, except that the provision in the Charter regarding the staggered board may not be repealed or amended without the vote of the holders of not less than 80% of the Company’s voting stock, voting as a single class. Amendments to our Bylaws may be executed pursuant to a resolution by the Board of Directors pursuant to an affirmative vote of a majority of the directors then in office, or by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote.

●	Delaware Business Combination Statute. The Company is subject to the “business combination” provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the business combination or the transaction in which such person becomes an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, and the anti-takeover effect includes discouraging attempts that might result in a premium over the market price for the shares of our common stock.

●	Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholder or other employees to us or our stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the DGCL, our Charter or our Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the Company’s Charter or Bylaws, (v) any action asserting a claim against us governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Anti-Takeover Provisions

The provisions of the DGCL, our Charter and our Bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Our Charter established a classified board of directors, divided in three classes with staggered three-year terms. Under the classified board of directors structure, only one class of directors would be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder for their respective three-year terms. Under the classified board of directors structure: (i) directors in Class I, consisting of Gideon Marks, are to stand for election at the Annual Meeting to be held in 2026; (ii) directors in Class II, consisting of Joseph Moscovitz, are to stand for election at the annual meeting of stockholders to be held in 2024; and (iii) directors in Class III, consisting of Israel Niv and Tuvia Barlev, are to stand for election at the annual meeting of stockholders to be held in 2025.

Limitations on Liability, Indemnification of officers and directors and insurance

Our Charter and Bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ASNS”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, NY 11598.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Charter.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Anti-Takeover Provisions of the DGCL and Charter Provisions

Certain provisions of the DGCL and certain provisions included in our Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Removal of Directors

Our Bylaws provide that stockholders may only remove a director with or without cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote, voting together as a single class.

Amendments to Certificate of Incorporation

Certain sections of our Certificate of Incorporation require the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote, voting together as a single class, except that the provision in the Charter regarding the staggered board may not be repealed or amended without the vote of the holders of not less than 80% of the Company’s voting stock, voting as a single class.

Staggered Board

The board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of the Company. In addition, under Delaware law, the Certificate and the By-Laws, the Company’s directors may be removed from office by the stockholders only for cause and only in the manner provided for in the Certificate. These factors may maintain the incumbency of the board of directors.

Amendments to Bylaws

Our Charter limits the abilities of the directors and stockholders to amend our Bylaws in certain circumstances. In particular, the Bylaws may be amended only by the vote of a majority of all of the directors then in office, or by the affirmative vote of the stockholders holding at least 75% of the outstanding shares of capital stock entitled to vote in accordance with the provisions of the Charter, Bylaws, and the DGCL.

No Cumulative Voting

Our Charter does not provide for cumulative voting.

Special Meetings of Stockholders

Our Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by our Chief Executive Officer or President or by the holders of not less than 25% of the holders of stock entitled to vote at the meeting.

Stockholders Agreement

We are party to the Amended and Restated Stockholders Agreement, dated February 2, 2016, or the Stockholders Agreement, pursuant to which certain holders of our common stock have the right to demand that we file a registration statement or request that their common stock be covered by a registration statement that we are otherwise filing. All rights under the Stockholders Agreement will terminate upon the closing of this offering.

PLAN OF DISTRIBUTION

The selling stockholders of the Shares and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from each selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Pearl Cohen Zedek Latzer Baratz LLP, New York, NY. Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Greenberg Traurig, LLP, New York, NY.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1b to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement.

You can read our SEC filings, including the registration statement, over the internet at the SEC’s website. Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We also maintain a website at www.Actelis.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

However, the information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase our common stock in this offering.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus. Because we are incorporating by reference our future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some or all of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded.

This prospectus incorporates by reference the documents listed below that have been previously filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 26, 2024;

●	our Quarterly Report on Form 10-Q for quarter ended March 31, 2024 filed with the SEC on May 14, 2024;

●	our Current Reports on Form 8-K filed with the SEC on January 8, 2024, February 12, 2024, February 14, 2024, March 14, 2024, June 6, 2024, June 14, 2024, June 18, 2024, June 20, 2024, June 28, 2024, July 2, 2024 and July 24, 2024;

●	the description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on May 4, 2022 (File No. 001-41375).

We also incorporate by reference all future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at Yoav Efron, Chief Financial Officer and Deputy Chief Executive Officer, 4039 Clipper Court, Fremont, CA 94538 USA, telephone number +1-510-545-1045 or by emailing us at yoave@actelis.com.

Actelis Networks, Inc.

PRELIMINARY PROSPECTUS

          , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Company in connection with this offering. All expenses incurred with respect to the registration of the common stock will be borne by the Company. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$470.37
Printing expenses	$5,000
Accounting fees and expenses	$6,000
Legal fees and expenses	$15,500
Total	$26,970.37

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”) enables a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), contains such a provision.

In addition, Section 145 of the Delaware Law provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against expenses (including attorneys’ fees) that he or she actually and reasonably incurred.

The Company’s Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Delaware Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company within the past three years which were not registered under the Securities Act.

On June 30, 2024, we entered into an inducement letter with the holder of our June 2024 Warrants. Pursuant to the inducement letter, the holder agreed to exercise for cash 999,670 of its June 2024 Warrants to purchase an aggregate of 999,670 shares of our common stock at an exercise price of $2.00 per share, in consideration of our agreement to issue the July 2024 Warrants to purchase up to an aggregate of 1,999,340 shares of our common stock, at an exercise price of $1.75 per share. We also agreed to issue to the Placement Agent 69,977 shares of common stock at an exercise price of $2.50 per share and a term of five and one-half years. Our total aggregate gross proceeds were approximately $2.25 million, and the transaction closed on July 2, 2024.

On June 5, 2024, we entered into an inducement letter with the holder of our May 2023 Warrants. Pursuant to the inducement letter, the holder agreed to exercise for cash its May 2023 Warrants to purchase an aggregate of 999,670 shares of our common stock at an exercise price of $2.75 per share, in consideration of our agreement to issue the June 2024 Warrants to purchase up to an aggregate of 1,999,340 shares of our common stock, at an exercise price of $2.00 per share. We also agreed to issue to the Placement Agent 69,977 shares of common stock at an exercise price per share of $3.4375 and a term of five and one-half years. Our total aggregate gross proceeds were approximately $3.0 million, and the transaction closed on June 6, 2024.

On December 17, 2023, we entered into a securities purchase agreement with an Investor, pursuant to which we agreed to issue and sell to the Investor in a private placement (i) 301,000 shares of our common stock, (ii) 970,187 pre-funded warrants to purchase up to 970,187 shares of our common stock and (iii) 1,271,187 shares of common stock issuable upon the exercise of common warrants, at a purchase price of $1.18 per share of common stock and related common warrant, or $1.1799 per pre-funded warrant and related common warrant, for a total aggregate gross proceeds of approximately $1.5 million.  The offering closed on December 20, 2023. The common warrants have an exercise price of $1.18 per share, are exercisable immediately upon issuance and expire five and one-half years following the issuance. The pre-funded warrants were sold in lieu of shares of common stock, are exercisable immediately upon issuance, have an exercise price of $0.0001 per share and expire when exercised in full. We also agreed to issue to H.C. Wainwright & Co., LLC, the Placement Agent, 88,983 shares of common stock at an exercise price per share of $1.475 and a term of five and one-half years.

On May 4, 2023, we entered into a securities purchase agreement with an Investor, pursuant to which we agreed to issue and sell to the Investor in a private placement (i) 190,000 shares of our common stock, (ii) 754,670 pre-funded warrants to purchase up to 754,670 shares of our common stock and (iii) 944,670 shares of common stock issuable upon the exercise of common warrants, at a purchase price of $3.705 per share of common stock and related common warrant, or $3.7049 per pre-funded warrant and related common warrant, for a total aggregate gross proceeds of approximately $3.5 million. The Offering closed on May 8, 2023. Following an amendment in September 2023, the common warrants now have an exercise price of $2.75 per share, are exercisable immediately upon issuance and expire five and one-half years following the issuance. The pre-funded warrants were sold in lieu of shares of common stock, are exercisable immediately upon issuance, have an exercise price of $0.0001 per share and expire when exercised in full. We also agreed to issue to H.C. Wainwright & Co., LLC, the Placement Agent, 66,127 shares of common stock at an exercise price per share of $4.6313 and a term of five and one-half years.

On November 8, 2023, we issued to H.C. Wainwright & Co., LLC an additional 55,000 shares of common stock issuable upon the exercise of common warrants, at a purchase price of $2.75 per share. As part of the December 2023 Private Placement, we agreed, subject to our shareholders approval, which has not yet been obtained, to amend the exercise price of the warrants to $1.18 per share.

The securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act since, among other things, the transactions did not involve a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

Exhibit No.	Description
3.1	Form of the Twenty-Fourth Amended and Restated Certificate of Incorporation of the Registrant, dated May 2, 2022 (as filed as Exhibit 3.5 to the Company’s Form S-1/A, filed on May 10, 2022)
3.2	Amended and Restated Bylaws of Actelis Networks, Inc. (as filed as Exhibit 3.4 to the Company’s Form S-1/A, filed on May 10, 2022)
4.1	Description of Securities (filed as Exhibit 4.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2022, filed on March 29, 2023)
4.2	Form of Representative’s Warrant (as filed as Exhibit 4.1 to the Company’s Form S-1/A, filed on May 2, 2022)
4.3	Form of Common Warrant (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.4	Form of Pre-Funded Warrant (as filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.5	Form of Placement Agent Warrant (as filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
4.6	Form of Common Warrant (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.7	Form of Pre-Funded Warrant (as filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.8	Form of Placement Agent Warrant (as filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
4.9	Form of Credit Agreement (as filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed on February 14, 2024).
5.1*	Opinion of Pearl Cohen Latzer Zedek Baratz LLP
10.1	Lease by and between Actelis Networks Israel, Ltd. and Moshe Smucha, dated January 13, 2000 (as filed as Exhibit 10.2 to the Company’s Form S-1/A, filed on May 2, 2022)
10.2	First Amendment to the Lease and Management Agreements from October 22, 2017, by and between Homerton Investments, Ltd. and Actelis Networks Israel Ltd., dated April 14, 2021 (as filed as Exhibit 10.3 to the Company’s Form S-1/A, filed on May 2, 2022)
10.3	Employment Agreement between Actelis Networks, Inc. and Mr. Tuvia Barlev dated February 15, 2015 (as filed as Exhibit 10.9 to the Company’s Form S-1/A, filed on May 2, 2022)
10.4	Offer letter between Actelis Networks, Inc. and Mr. Yoav Efron dated November 30, 2017 (as furnished as Exhibit 10.10 to the Company’s Form S-1/A, filed on May 10, 2022)
10.5	Employment Agreement between Actelis Networks Israel, Ltd. And Mr. Yoav Efron dated November 30, 2017 (as furnished as Exhibit 10.11 to the Company’s Form S-1/A, filed on May 10, 2022)
10.6	Consulting Agreement between Actelis Networks, Inc. and Barlev Enterprises dated February 20, 2015 (as furnished as Exhibit 10.12 to the Company’s Form S-1/A, filed on May 10, 2022)
10.7	Actelis Networks, Inc. 2015 Equity Incentive Plan (as filed as Exhibit 10.13 to the Company’s Form S-1, filed on April 15, 2022)
10.8	Amendment No. 1 to 2015 Equity Incentive Plan (as filed as Exhibit 10.14 to the Company’s Form S-1, filed on April 15, 2022)
10.9	Senior Loan Agreement between Migdalor Business Investment Fund and Actelis Networks Israel, Ltd., dated December 2, 2020 (as filed as Exhibit 10.16 to the Company’s Form S-1, filed on April 15, 2022)
10.10	Amendment Number 1 to Senior Loan Agreement between Migdalor Business Investment Fund and Actelis Networks Israel, Ltd., dated November 17, 2021 (as filed as Exhibit 10.17 to the Company’s Form S-1, filed on April 15, 2022)

10.11	Securities Purchase and Loan Repayment Agreement between Actelis Networks, Inc. and Mr. Tuvia Barlev dated April 15, 2022 (as filed as Exhibit 10.18 to the Company’s Form S-1, filed on April 15, 2022)
10.12	Form of Securities Purchase Agreement (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
10.13	Form of Registration Rights Agreement (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on May 8, 2023)
10.14	Form of Warrant Amendment (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.15	Form of Securities Purchase Agreement (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.16	Form of Warrant Amendment (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.17	Form of Registration Rights Agreement (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed on December 20, 2023)
10.18	Form of Inducement Letter (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on June 6, 2024)
10.19	Form of June 2024 Warrant (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 6, 2024)
10.20	Form of June 2024 Placement Agent Warrant (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 6, 2024).
10.21	Form of Inducement Letter (as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on July 2, 2024)
10.22	Form of July 2024 New Warrant (as filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 2, 2024)
10.23	Form of July 2024 Placement Agent Warrant (as filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 2, 2024).
21.1	Subsidiaries of the Registrant (as filed as Exhibit 21.1 to the Company’s Form S-1, filed on April 15, 2022)
23.1*	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.) a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Company
24.1*	Power of Attorney
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Filing Fee Table

*	Filed herewith

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is included in the consolidated financial statements or related notes incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Freemont, California on July 29, 2024.

ACTELIS NETWORKS, INC.

By:	/s/ Tuvia Barlev
Tuvia Barlev
Chief Executive Officer and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of Actelis Networks, Inc. whose signature appears below hereby appoints Tuvia Barlev and Yoav Efron, and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective -amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Tuvia Barlev	Chief Executive Officer and Chairman of the Board of Directors	July 29, 2024
Tuvia Barlev	(Principal Executive Officer)

/s/ Yoav Efron	Chief Financial Officer and Deputy Chief Executive Officer	July 29, 2024
Yoav Efron	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph Moscovitz	Director	July 29, 2024
Joseph Moscovitz

/s/ Gideon Marks	Director	July 29, 2024
Gideon Marks

/s/ Israel Niv	Director	July 29, 2024
Israel Niv